                                                                    Exhibit 10.1

                                                                  EXECUTION COPY


                              DIVESTITURE AGREEMENT

                          dated as of January 24, 2003

                                     between

                           PHARMACIA & UPJOHN COMPANY

                                       and

                      NASTECH PHARMACEUTICAL COMPANY, INC.

[*] designates portion of this document that has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

                              DIVESTITURE AGREEMENT

This DIVESTITURE AGREEMENT is dated as of January 24, 2003 (this "Agreement") between Pharmacia & Upjohn Company, a Delaware corporation ("Pharmacia"), and Nastech Pharmaceutical Company, Inc., a Delaware corporation ("Nastech").

      WHEREAS, Pharmacia and Nastech are parties to that certain Collaboration and License Agreement dated as of February 1, 2002 (the "Collaboration and License Agreement"), pursuant to which they have engaged in a licensing and collaboration arrangement regarding the development and commercialization of certain Collaboration Products containing Apomorphine delivered Intranasally for the prevention, treatment, diagnosis or control of sexual dysfunction in humans, including male erectile dysfunction and female sexual dysfunction;

      WHEREAS, Pharmacia and Nastech have, at the same time as the Collaboration and License Agreement, also entered into the Supply Agreement, pursuant to which Nastech agreed to manufacture and supply, and Pharmacia agreed to purchase from Nastech, Collaboration Products in finished packaged form;

      WHEREAS, certain development activities have been, and are currently being, conducted by each of the Parties pursuant to the Collaboration and License Agreement for purposes of the development and commercialization of the Collaboration Products;

      WHEREAS, Pfizer Inc. ("Pfizer"), Pilsner Acquisition Sub Corp. and Pharmacia Corporation (the "Parent") have entered into that certain Agreement and Plan of Merger dated as of July 13, 2002 (as amended, the "Merger Agreement");

      WHEREAS, Pharmacia is a wholly owned subsidiary of the Parent;

      WHEREAS, the United States Federal Trade Commission has determined that the Current Collaboration Product containing Intranasally-delivered Apomorphine is directly competitive with Pfizer's product Viagra (sildenafil citrate) for the treatment of erectile dysfunction, and that future uses and derivative products of the Current Collaboration Product are likely to be directly competitive with derivative uses and products of Viagra for the treatment of sexual dysfunction in humans (including without limitation erectile dysfunction and female sexual dysfunction);

      WHEREAS, the United States Federal Trade Commission has, therefore, required that the Parent divest, among other specified assets, Pharmacia's and its Affiliates' rights and licenses with respect to the Current Collaboration Product and all other Nastech products containing Intranasally-delivered Apomorphine; and

      WHEREAS, Pharmacia has elected to fulfill such divestiture requirement by entering into this Agreement, and the Parties hereto are entering into this Agreement in order to set forth their respective rights and obligations with respect to such divestiture pursuant to the terms hereof, by which, among other things:

            (a) the Collaboration and License Agreement and Supply Agreement will each be terminated;

            (b) all foreign and domestic regulatory filings and Regulatory Approvals, including all INDs, if any, with respect to Collaboration Product, will be transferred to Nastech; and

            (c) Nastech will have an exclusive (even as to Pharmacia, Pfizer and their respective Affiliates), fully paid-up, royalty-free, worldwide, irrevocable license (including the right to sublicense):

                  (i) under the Pharmacia Know-How and Pharmacia Patents existing as of the time immediately prior to the closing of the contemplated Pharmacia-Pfizer merger, to Develop, make, have made, use, import, export, offer for sale and sell for the prevention, treatment, diagnosis or control of male or female sexual dysfunction in humans the Current Collaboration Product; and

                  (ii) under any Pharmacia Patent claiming any inventions or discoveries conceived or reduced to practice by Nastech or Pharmacia (or one or more of their respective employees, agents or consultants) in the Development of an Intranasally-delivered Apomorphine product pursuant to the Collaboration and License Agreement, to research, Develop, make, have made, use, import, export, offer for sale and sell Intranasally-delivered Apomorphine products for the prevention, treatment, diagnosis or control of sexual dysfunction in humans (including male erectile dysfunction and female sexual dysfunction).

all as further described, and subject to the terms and conditions set forth, in this Agreement

         NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

                                   ARTICLE 1

                            DEFINITIONS; CONSTRUCTION

      1.1 Definitions. The following terms, when used in this Agreement, shall have the respective meanings ascribed to them below.

            "Affiliate" means any corporation, company, partnership, joint venture or firm which controls, is controlled by or is under common control with a specified person or entity. For purposes of this definition, "control" shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least 50% of the stock or shares having the right to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least 50% of the equity interest with the power to direct the management and policies of such non-corporate entities. For the purpose of clarity, upon and after the Closing, Pharmacia's Affiliates shall include Pfizer and its Affiliates.

            "Agreement" has the meaning set forth in the preamble hereto.

            "Apomorphine" means the compound designated by the IUPAC name
(R)-5,6,6a,7-Tetrahydro-6-methyl-4H-dibenzo[de,g]quinoline-10,11-diol depicted by the chemical structure set forth in Schedule 1.1, together with any salts, esters, metabolites, isomers, hydrates, solvates, ethers, quaternary amines, polymorphs and prodrugs thereof.

            "Business Day" means any day other than Saturday, Sunday or any day on which banks in New York, New York are required or authorized to be closed.

            "Closing" means the closing of the Merger.

            "Collaboration and License Agreement" means that certain Collaboration and License Agreement dated as of February 1, 2002 between Pharmacia and Nastech.

            "Collaboration Product" means a Licensed Product that is Developed or Commercialized in the Field pursuant to the terms of the Collaboration and License Agreement.

            "Commercialization" means any and all activities directed to marketing, promoting, distributing, offering for sale and selling a product, importing a product for sale, conducting Phase IIIB Studies and Phase IV Studies, manufacturing for commercial sale, and interacting with Regulatory Authorities regarding the foregoing, and "Commercialize" means to engage in Commercialization.

            "Confidential Information" means all proprietary materials, know-how or other information (whether or not patentable) regarding Pharmacia's or Nastech's technology, products, business information or objectives relating to the Licensed Product. Disclosures of Confidential Information can be made by written, graphic, oral, electronic or in any other form. The terms of this Agreement shall be considered Confidential Information of the Parties hereto.

            "Consent Decree" means the Consent Agreement and the Decision and Order issued by the FTC with respect to the Merger.

            "Control" or "Controlled" means with respect to any (a) material, item of information, method, data or other know-how, or (b) intellectual property right, in each case the possession (whether by ownership or license, other than pursuant to the Collaboration and License Agreement) by a Party hereto or its Affiliates of the ability to grant to the other Party hereto access or a license as provided herein under such item or right without violating the terms of any agreement or other arrangement with any Third Party, whether existing as of or after the Execution Date.

            "CRO" has the meaning set forth in Section 3.1.

            "CRO Agreement" has the meaning set forth in Section 3.2.

            "Current Collaboration Product" means the specific formulations of the Collaboration Product that have been the subject of the clinical trials conducted by Nastech prior to the Execution Date (0.25, 0.5, 0.75, 1.0, 1.25 and
1.5 mg/spray versions), all as more particularly described in Schedule 1.2 attached hereto, as well as any other formulations of the Licensed Product which differ from the foregoing specific formulations only with respect to the quantity or concentration of active ingredient contained therein or the quantity or concentration of any of the excipients (e.g., buffering agents, preservatives or other inactive ingredients) contained in such specific formulations; provided, however, that any Licensed Product which includes different excipients or active ingredients from those contained in the current formulations or which utilizes any proprietary Pharmacia drug delivery or formulation technology that has not been applied to the Collaboration Product as of the Execution Date shall not be considered the "Current Collaboration Product".

            "Development" means preclinical and clinical drug development activities, including test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control development, statistical analysis and report writing, conducting clinical trials for the purpose of obtaining Regulatory Approval, product approval and registration, and regulatory affairs related to the foregoing, and "Develop" means to engage in Development. For the purpose of clarity, "Development" does not include Phase IIIB Studies or Phase IV Studies.

            "Divestiture Payment" has the meaning set forth in Section 4.1.

            "Due Diligence Report" has the meaning set forth in Section 7.1.

            "Execution Date" means January 24, 2003.

            "Exercise Price" has the meaning set forth in Section 8.4(b)

            "FDA" means the United States Food and Drug Administration, or a successor agency thereto.

            "Field" means the prevention, treatment, diagnosis or control of sexual dysfunction in humans, including without limitation male erectile dysfunction and female sexual dysfunction.

            "FTC" means the United States Federal Trade Commission, or a successor agency thereto.

            "Global Development Plan" means the plan prepared pursuant to section 4.3 of the Collaboration and License Agreement.

            "IND" means (a)(i) an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder, that is required to be filed with the FDA before beginning clinical testing of a Collaboration Product in human subjects, or any successor application or procedure, and (ii) any counterpart of a U.S. Investigational New Drug Application in any other country in the world, and (b) all supplements and amendments that may be filed with respect to the foregoing.

            "Intranasal" and "Intranasally" means delivery of a pharmaceutical product to the body by means of direct administration through the nostrils resulting in contact of the pharmaceutical product with the nasal mucosa or other aspects of the nasal cavity.

            "Joint Know-How" means confidential information and materials, including (a) pharmaceutical and chemical products, (b) technical and non-technical data, and information relating to the results of tests, assays, methods or processes, and (c) drawings, plans, diagrams, specifications or other documents containing such information and data, in each case which is made jointly by employees, consultants or agents of Nastech or its Affiliates and by employees, consultants or agents of Pharmacia or its Affiliates following February 1, 2002 and in the course of Development or Commercialization of Collaboration Product, but excluding the Joint Patents.

            "Joint Patents" means all Patent Rights that claim Program Inventions and name as inventors one or more employees, consultants or agents of Nastech or its Affiliates together with one or more employees, consultants or agents of Pharmacia or its Affiliates.

            "Licensed Product" means any product that contains Apomorphine and that is delivered Intranasally.

            "Market Research Report" has the meaning set forth in Section
7.3(d).

            "Merger" means the merger contemplated by the Merger Agreement.

            "Merger Agreement" has the meaning set forth in the recitals hereto.

            "Milestone Event" has the meaning set forth in section 8.3(b) of the Collaboration and License Agreement.

            "Nastech" has the meaning set forth in the preamble hereto.

            "Nastech Development Activities" means all of Nastech's Development activities required to manufacture the Collaboration Product, including test method development and stability testing, formulation, process development, manufacturing scale-up, development stage manufacturing, and quality assurance/quality control development, in each case in accordance with the Global Development Plan.

            "Nastech Licenses" has the meaning set forth in Section 5.1.

            "Nastech Patents" means all Patent Rights which are Controlled by Nastech or its Affiliates at any time during the period commencing with the Execution Date and ending as of the time immediately prior to Closing, and all patent applications filed after the Closing that claim any inventions that were conceived prior to the Closing and the rights to which are Controlled by Nastech or its Affiliates at any time during such period (as such Affiliates exist immediately prior to the Closing), that contain claims which would be infringed by the manufacture, use, importation, offer for sale or sale of Licensed Product, or any component thereof, in the Field. The Nastech Patents as of the Execution Date are listed in Schedule 1.2.

            "Nastech Releasees" means (a) Nastech and its Affiliates; (b) Nastech's and its Affiliates' respective licensees, sublicensees, manufacturers, suppliers, distributors and customers; (c) the respective officers, directors, shareholders, partners, principals, trustees, members, managers, agents, employees, attorneys and accountants of the foregoing Nastech Releasees identified in clauses (a) or (b) (in such capacity only); and (d) the respective predecessors, successors, heirs, representatives, executors, administrators and assigns of the foregoing Nastech Releasees identified in clauses (a), (b) or (c) (in such capacity only).

            "Option Period" has the meaning set forth in Section 8.4(b).

            "Parent" has the meaning set forth in the recitals hereto.

            "Party" means Pharmacia or Nastech as required by the context; "Parties" means Pharmacia and Nastech.

            "Patent Rights" means all patents and patent applications, including any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

            "Person" means any person, organization or entity, whether natural, legal or other, including any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association or governmental entity.

            "Pfizer" has the meaning set forth in the recitals hereto.

            "Pharmacia" has the meaning set forth in the preamble hereto.

            "Pharmacia Know-How" means confidential information and materials Controlled by Pharmacia or its Affiliates at any time during the period commencing with the Execution Date and ending as of the time immediately prior to the Closing, to the extent such is useful or necessary for the manufacture, testing, use or sale of a Licensed Product in the Field, or any component thereof, including but not limited to (a) pharmaceutical or chemical products,
(b) technical and non-technical data, and information relating to the results of tests, assays, methods and processes, and (c) drawings, plans, diagrams, specifications and other documents containing said information and data. The "Pharmacia Know-How" shall include the Joint Know-How to the extent Controlled by Pharmacia. For clarity, for purposes of this definition of "Pharmacia Know-How", neither Pfizer nor any of its Affiliates (as they were constituted immediately prior to the Closing) shall be considered Affiliates of Pharmacia.

            "Pharmacia Patents" means all Patent Rights which are Controlled by Pharmacia or its Affiliates at any time during the period commencing with the Execution Date and ending as of the time immediately prior to Closing, and all patent applications filed after the Closing that claim any inventions that were conceived prior to Closing and the rights to which are Controlled by Pharmacia or its Affiliates at any time during such period (as such Affiliates exist immediately prior to the Closing), that would be infringed by the manufacture, use, importation, offer for sale or sale of Licensed Product, or any component thereof, in the Field in the absence of this Agreement, but excluding the Nastech Patents. Pharmacia Patents shall include the Joint Patents to the extent Controlled by Pharmacia. For clarity, for purposes of this definition of "Pharmacia Patents", neither Pfizer nor any of its Affiliates (as they were constituted immediately prior to the Closing) shall be considered Affiliates of Pharmacia.

            "Pharmacia Technology" means the Pharmacia Know-How and the Pharmacia Patents. For the purpose of clarity, the Pharmacia Technology shall include the Joint Know-How, Joint Patents and Program Inventions, in each case to the extent Controlled by Pharmacia.

            "Phase IIIB Study" means a clinical trial intended to enhance the commercial profile of a product for a non-approved indication and not required or pivotal for Regulatory Approval for the initial indication.

            "Phase IV Study" means clinical, preclinical, epidemiological modeling, and pharmacoeconomic studies that are designed to support marketing, publications or future labeling changes within an approved indication.

            "Program Inventions" means all patentable inventions and discoveries that are conceived or reduced to practice by one or more employees, agents or consultants of Nastech or one or more employees, agents or consultants of Pharmacia under the Collaboration and License Agreement in the course of performing the Development of a Collaboration Product.

            "Registration Rights Agreement" has the meaning set forth in Section 8.4(b).

            "Regulatory Approval" means any and all approvals, licenses, registrations or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity necessary for the manufacture, use, storage, import, export, transport, promotion, marketing and sale of a product in a country, together with any governmental price or reimbursement approvals.

            "Regulatory Authority" means any governmental regulatory authority involved in granting Regulatory Approvals of any Collaboration Product, including the FDA and European Commission.

            "Shares" has the meaning set forth in Section 8.4.

            "Special Account" has the meaning set forth in Section 4.4(a).

            "Supply Agreement" means that certain Supply Agreement dated as of February 1, 2002 between Pharmacia and Nastech.

            "Third Party" means any person or entity other than Pharmacia, Nastech or any of their respective Affiliates.

            "Third Party Patent Rights" means all Patent Rights owned or controlled by a Third Party that contain claims which would be infringed by the manufacture, use, importation, offer for sale or sale of Licensed Product, or any component thereof, in the Field.

            "Validation Activities" has the meaning set forth in Section 3.1.

      1.2 Construction. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (b) references herein to "Articles," "Sections," "subsections" and other subdivisions are to the specified Articles, Sections, subsections and other subdivisions of this Agreement; (c) references herein to Schedules and other attachments without reference to a document are to Schedules and other attachments to this Agreement, which are hereby incorporated and made a part hereof; (d) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (e) the words "herein," "hereof," "hereunder," "hereby" and other words of similar import refer to this Agreement as a whole and not to any particular provision; (f) the words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation"; (g) references to agreements and contracts shall include any amendments and supplements thereto;
(h) references to "law" and "laws" are to all governmental, judicial and arbitral laws, codes, treaties, conventions, ordinances, rules, regulations, judgments, awards, orders and directives (whether domestic, foreign, national, federal, state, local or other), and to any successor laws, and references to particular provisions of a law include any corresponding provisions of any succeeding law; (i) Article, Section, Paragraph and other captions and headings are used for convenience of reference only and shall in no way be construed in any manner to define or modify any of the provisions of this Agreement; and (j) the word "or" is used in the inclusive sense "and/or." This Agreement has been prepared jointly and shall not be strictly construed against either Party.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

      2.1 Representation and Warranties of Nastech and Pharmacia. Nastech and Pharmacia each represent and warrant to the other Party as follows:

            (a) Authority and Consents. As of the Execution Date (i) it has full right, power and authority to enter into this Agreement, (ii) this Agreement has been duly executed by such Party, (iii) so far as it is aware (not having taken legal advice in jurisdictions other than the USA) (A) this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, subject to all limitations of bankruptcy, liquidation, reorganization, insolvency, moratorium and enforcement of creditors' rights generally, general principles of equity (including those relating to specific performance, injunctions and other remedies) and public policy constraints (including those pertaining to limitations or exclusions of liability, competition law, penalties and jurisdictional issues including conflicts of laws), and (B) subject to the provisions of Section 11.14, all necessary consents, approvals and authorizations of all government authorities and other persons and entities required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been and shall be obtained.

            (b) No Conflict. As of the Execution Date and the time of Closing, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of such Party's obligations hereunder (i) do not and will not conflict with or violate such Party's corporate charter and bylaws or any requirement of applicable laws or regulations and (ii) do not and will not conflict with, violate or breach or constitute a default under, any contractual obligation of such Party except where such conflict, violation, breach or default will not materially affect the ability of such Party to execute and deliver this Agreement and perform its obligations hereunder.

            (c) Knowledge of Pending or Threatened Litigation. As of the Execution Date there is no claim, investigation, suit, action or proceeding pending against it and of which it has received written notice or, to the knowledge of such Party, threatened against it before or by any governmental entity or arbitrator that, individually or in the aggregate, could reasonably be expected to materially impair the ability of such Party to perform any obligation under this Agreement; provided that the foregoing representation and warranty does not apply to (i) interference proceedings before the United States Patent and Trademark Office, opposition proceedings before the European Patent Office or any similar or analogous proceeding before any similar competent authority responsible for issuing patents (and including appeals from the same), or (ii) any investigation or proceeding by or before any government agency or other regulatory authority responsible for enforcing competition laws in any jurisdiction, including the FTC or the European Commission.

      2.2 Representations and Warranties of Pharmacia. Pharmacia represents and warrants to Nastech as follows:

            (a) Infringement. As of the Execution Date (i) there are no Pharmacia Patents, and (ii) to the best of Pharmacia's actual knowledge, there are no Third Party Patent Rights, in each case that would be infringed by the use, importation, offer for sale or sale of the Current Collaboration Product in the Field, or the manufacture of the Current Collaboration Product in the manner in which such product is currently being manufactured. Upon or promptly after the Closing, Pharmacia shall execute and deliver to Nastech a written amendment of this Agreement updating and, if necessary, modifying the foregoing representations and warranties of this Section 2.2(a) so as to make them effective as of the time of the Closing. It is understood that the representations and warranties provided by Pharmacia pursuant to the provisions of Section 2.2(a)(ii) shall not imply any obligation on the part of Pharmacia to have conducted any specific level of investigation.

            (b) Grants of License. As of the Execution Date and thereafter Pharmacia has not granted and will not grant to any Third Party any sublicense or similar rights under the Licenses (as such term is defined in the Collaboration and License Agreement).

            (c) Third Party Royalty Obligations. As of the Execution Date, the Nastech Licenses do not and will not include any intellectual property of any Third Parties that would give rise to any obligation to pay any royalties, fees or other consideration to any Third Parties in respect of such Nastech Licenses that are related to the Current Collaboration Product; provided, however, that with respect to Pharmacia Patents included in the Nastech Licenses, the foregoing representation and warranty shall apply only to patents that have been granted, and patent applications that have actually been filed, as of the Execution Date and provided further that no representation and warranty is made by Pharmacia pursuant to this Section 2.2(c) with respect to any Licensed Product other than the Current Collaboration Product. Upon or promptly after the Closing, Pharmacia shall execute and deliver to Nastech a written amendment of this Agreement updating and, if necessary, modifying the foregoing representations and warranties of this Section 2.2(c) so as to make them effective as of the time of the Closing.

It is understood by the Parties that except as expressly set forth in Section 5.8(b), Pharmacia shall have no liability to Nastech for the breach or inaccuracy of any representation or warranty set forth in this Section 2.2 except to the extent that Pharmacia had actual knowledge that such representation and warranty was inaccurate at the time the representation and warranty was made.

      2.3 Disclaimers.

            (a) Except as expressly set forth in this Article 2, Pharmacia has not made, and nothing in this Agreement shall be construed as, a warranty or representation (i) that any Licensed Product made, used, sold or otherwise disposed of is or shall be free from infringement of patents, copyrights, trademarks, industrial design or other intellectual property rights of any Third Party, (ii) regarding the effectiveness, value, prospects for success (whether financial, regulatory or otherwise), safety, non toxicity, patentability, or non-infringement of any patented technology, Licensed Product, or any information or results provided, or rights granted, by Pharmacia pursuant to this Agreement, or (iii) regarding the accuracy or completeness of any data, information or materials provided to Nastech pursuant to this Agreement. Nastech explicitly accepts all of the same as experimental and for development purposes, and without any express or implied warranty from Pharmacia. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 2, PHARMACIA EXPRESSLY DISCLAIMS, WAIVES, RELEASES, AND RENOUNCES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WHETHER WRITTEN OR ORAL, OR ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO NONINFRINGEMENT, VALUE, ADEQUACY, FREEDOM FROM FAULT, QUALITY, EFFICIENCY, SUITABILITY, CHARACTERISTICS OR USEFULNESS, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

            (b) Except as expressly set forth in Section 8.2, nothing in this Agreement shall be construed as requiring Pharmacia to file any patent application, secure any patent or maintain any patent in force.

                                   ARTICLE 3

                   TRANSITION OF DEVELOPMENT RESPONSIBILITIES

      3.1 The CRO. As soon as practicable following the execution and delivery of this Agreement, the Parties hereto shall contract with a contract research organization mutually acceptable to Pharmacia and Nastech (the "CRO") to conduct the [*] described in Schedule 3.1. Pharmacia shall use Commercially Reasonable and Diligent Efforts (as such term is defined in the Collaboration and License Agreement) to initiate such studies in accordance with Pharmacia's current Development timelines as set forth in Schedule 3.1 (subject to the Parties' negotiation and execution of the CRO Agreement (defined below) on a timely basis in accordance with the provisions of Section 3.2). As part of such efforts, Pharmacia shall endeavor to supplement data supporting the quantitative and qualitative aspects of the assays for active ingredient in the Current Collaboration Product, degradation products and key excipients of the Current Collaboration Product, generate additional data with these methods to allow specifications to be established for release of clinical supplies and monitor supplies on stability (collectively, the "Validation Activities").

      3.2 The CRO Agreement. Pharmacia and Nastech shall negotiate in good faith with each other and the CRO to enter into a mutually acceptable written agreement governing the arrangement described in Section 3.1 (the "CRO Agreement"), including

[*] Confidential material omitted and filed separately with the Commission.

all discount, payment and other favorable terms available to Pharmacia, if any, by virtue of its preferred provider status with the CRO. The terms of the CRO Agreement shall include the following:

            (a) The CRO shall be required to commence performance of its responsibilities under the CRO Agreement within the timelines set forth in the current Global Development Plan (subject to successful completion of the Validation Activities).

            (b) Until the termination of the Collaboration and License Agreement pursuant to Section 9.1(b), Pharmacia shall supervise the activities of the CRO, but, during this period, as between the Parties, the CRO shall in no event be deemed an agent or subcontractor of Nastech or Pharmacia. With respect to the period following such termination of the Collaboration and License Agreement, the CRO shall in no event be deemed an agent or subcontractor of Pharmacia.

            (c) Notwithstanding the rights of Pharmacia described in Section 3.2(b), Nastech shall have the right to participate in all meetings and significant discussions with the CRO.

            (d) Pharmacia and Nastech shall keep each other fully informed as to the progress and activity of the CRO and shall promptly respond to all reasonable inquiries by the other in such respect.

            (e) Immediately and automatically upon the Closing, (i) Nastech shall succeed to and assume, solely and exclusively, all rights and obligations of Pharmacia under the CRO Agreement, including the right to supervise the CRO,
(ii) the rights and obligations of Pharmacia pursuant to the CRO Agreement shall, terminate, and (iii) Pharmacia shall be released from all liabilities and obligations under or in connection with such agreement regarding (x) all payments due under the CRO Agreement, whether accruing prior to or following the Closing, and (y) of any type arising after the Closing, in each case without any action by any Person.

            (f) In the event that this Agreement is terminated pursuant to
Section 10.1, the rights and obligations of Nastech pursuant to the CRO Agreement shall, without any action by any Person, terminate immediately.

            3.3 Transition Planning. Prior to the Execution Date, representatives of Pharmacia and Nastech have met to outline the major activities that are necessary to transition responsibility for Development of the Current Collaboration Product from Pharmacia to Nastech following the Closing. Such activities, and the approximate timelines associated therewith, are outlined in Schedule 3.3.

                                    ARTICLE 4

                                CERTAIN PAYMENTS

      4.1 Divestiture Payment. Within three (3) Business Days following the execution and delivery of this Agreement, Pharmacia shall pay to Nastech the amount of $6,000,000 by wire transfer of immediately available funds (the "Divestiture Payment") to the account set forth in Schedule 4.1. The Divestiture Payment includes the $1,000,000 payment due to Nastech as a result of its achievement of the first Milestone Event listed in section 8.3(b) of the Collaboration and License Agreement, and Pharmacia shall have no further liability or obligation to make any milestone payment to Nastech for the achievement of such first Milestone Event.

      4.2 Milestone Payments. As of the Execution Date, Pharmacia's obligation to make payments in respect of Milestone Events pursuant to section 8.3 of the Collaboration and License Agreement is suspended, and Pharmacia shall have no obligation to make any such payments unless and until this Agreement is terminated pursuant to Section 10.1, in which case Pharmacia's obligation to make such payments shall immediately resume and Nastech shall be entitled to retain from the Special Account (as defined in Section 4.4(a)) the amount described in Section 10.2(a). In the event that the Closing occurs, Pharmacia shall have no obligation to make any further payments to Nastech in respect of Milestone Events, including any obligation to make any payment that was suspended pursuant to this Section 4.2.

      4.3 Nastech Transaction Costs. Within three (3) Business Days following the execution and delivery of this Agreement, Pharmacia shall pay to Nastech the amount of $500,000 by wire transfer of immediately available funds to the account set forth in Schedule 4.1 to reimburse Nastech for reasonable fees and expenses of economists, consultants and antitrust and transaction counsel incurred in connection with Nastech's discussions with the FTC regarding the Licensed Product and the negotiation of this Agreement.

      4.4 Special Account.

            (a) Funding of Special Account. Within three (3) Business Days following the execution and delivery of this Agreement, Pharmacia shall advance to Nastech the amount of $7,000,000 by wire transfer of immediately available funds to the account set forth in Schedule 4.1, which Nastech shall immediately deposit into a segregated, interest-bearing account (the "Special Account") designated by Nastech.

            (b) Withdrawal and Release from Special Account. Nastech may not withdraw or release from the Special Account all or any portion of the funds contained therein except as set forth in this Section 4.4(b). Upon the review and written approval by Pharmacia of the applicable CRO or Nastech invoices, a applicable, with such approval not to be unreasonably withheld or delayed, Nastech may withdraw or release funds from the Special Account in order to pay or reimburse the CRO or Nastech for:

                  (i) the fees and expenses of the CRO under the CRO Agreement;

                 (ii) the reasonable out-of-pocket expenses of Nastech incurred in exercising the rights under the CRO Agreement described in Section 3.2(c) (which the Parties expect will approximate the cost of fifty percent (50%) of the time of one Nastech employee);

                (iii) payments due to Nastech for clinical materials (including placebo) ordered by Pharmacia on or after the Execution Date pursuant to the Supply Agreement; and

                 (iv) payments that accrue or are to be made by Pharmacia to Nastech pursuant to section 4.6 of the Collaboration and License Agreement with respect to Nastech Development Activities performed following the Execution Date.

            (c) No Duplication of Payments. The payments described in Sections 4.4(b)(iii) and (iv) shall be without duplication, such that Pharmacia shall have no obligation under either the Supply Agreement or the Collaboration and License Agreement with respect to any such payments that are made to Nastech in accordance with such Sections. For the purpose of clarity, the Parties hereto acknowledge and agree that until the termination of the Collaboration and License Agreement Nastech shall continue to be reimbursed by Pharmacia for (a) patent prosecution activities related to the Nastech Patents in accordance with section 10.6 of the Collaboration and License Agreement, (b) Nastech Development Activities performed prior to the Execution Date pursuant to section 4.6 of the Collaboration and License Agreement and (c) for clinical supplies (including placebo) ordered by Pharmacia prior to the Execution Date pursuant to the Supply Agreement.

      4.5 Interest on Late Payments. If either Party fails to pay in full on or before the date the amount is due any fee or other amount that such Party is required to pay under this Agreement, such Party shall pay to the other Party (or its designee), on demand, interest at a per annum rate equal to the Prime Rate plus 5.0% as announced from time to time by Citibank, N.A. to be assessed from the first day after payment of the amount in question first became due and thereafter calculated and payable monthly on the last day of each month, not in advance.

                                   ARTICLE 5

                                NASTECH LICENSES

      5.1 License Grant. Effective upon the Closing, Pharmacia grants to Nastech an exclusive (even as to Pharmacia and its Affiliates), fully paid-up, royalty-free, worldwide, irrevocable license (including the right to sublicense)
(a) under the Pharmacia Technology existing as of the time immediately prior to the Closing to Develop, make, have made, use, import, export, offer for sale and sell in the Field the Current Collaboration Product (but not any other Licensed Product), and (b) under any Pharmacia Patent claiming Program Inventions, if any, to research, Develop, make, have made, use, import, export, offer for sale and sell Licensed Products in the Field (collectively, the "Nastech Licenses"). For clarity, the Pharmacia Technology that exists as of the time immediately prior to the Closing shall not include any Patent Rights or Know-How owned or licensed immediately prior to the Closing by Pfizer or any of its Affiliates (as such Affiliates existed immediately prior to the Closing). As reflected in
Section 2.2(a), as of the Execution Date, there are no Pharmacia Patents subject to the Nastech Licenses. If Pharmacia believes at any time following the Closing that there are any Pharmacia Patents that would be infringed by the manufacture, use, importation, offer for sale or sale of the Current Collaboration Product in the Field, Pharmacia shall notify Nastech in writing and the Parties shall amend this Agreement to include as a schedule hereto a list of such Pharmacia Patents.

      5.2 Term. The term of the Nastech Licenses shall be for the life of the last-to-expire of the Pharmacia Patents and perpetual with respect to the Pharmacia Know-How. As set forth in Section 2.2(a), there are no Pharmacia Patents that would be infringed by the use, importation, offer for sale or sale of the Current Collaboration Product in the Field or the manufacture of the Current Collaboration Product in the manner in which such products are currently being manufactured. The Parties acknowledge that (x) it is possible that there will never be any Pharmacia Patents that will be subject to the Nastech Licenses, and (y) in the event that there are no Pharmacia Patents that are subject to the Nastech Licenses, such fact shall in no way affect the validity of the Nastech Licenses.

      5.3 Right to Sue. Effective as of the Closing, the following provisions shall be applicable with respect to the Pharmacia Technology:

            (a) Nastech shall have the continuing right, but not the obligation,
(i) to sue, at its expense, for any past, present or future infringement or misappropriation of the Pharmacia Technology that is in violation of Nastech's exclusive rights under the Nastech Licenses and, (ii) if Pharmacia or its Affiliates shall fail to undertake such defense within sixty (60) days after Pharmacia's receipt of written notice thereof (or such shorter period as may be required to avoid material prejudice to Nastech), to defend against any challenge to any of the Pharmacia Patents or the validity thereof (including any interference or opposition proceeding, or other challenge before any patent office) that is likely to have an adverse effect upon Nastech's rights under the Nastech Licenses. To the extent necessary to allow Nastech to maintain any such action or defense, Pharmacia and its Affiliates shall consent to be joined, or cause their transferees under any assignment of Pharmacia Technology to agree to consent to be joined (as a term of and precondition to such assignment enforceable by Nastech as a named third party beneficiary thereof), as parties to such action or defense or provide Nastech with appropriate power or powers of attorney required to enable Nastech to sue or defend in their respective names and on their respective behalves, all at the sole cost and expense of Nastech.

            (b) Each Party shall promptly notify the other Party in writing of any such alleged or threatened infringement, misappropriation or challenge and each Party shall, at the request of the other Party, cooperate, and endeavor to cause its and its Affiliates' and licensees' employees to cooperate, with the other Party in all reasonable respects, including giving testimony and producing documents lawfully requested, and using its Commercially Reasonable and Diligent Efforts to make available to the other Party, at no cost to the other Party (other than reimbursement of actually incurred, reasonable out-of-pocket expenses), such employees who may be helpful, with respect to such suit, investigation, claim or other proceeding pursuant to this Section 5.3.

            (c) Pharmacia shall have the right to participate in any such action, investigation, claim or proceeding with counsel of its own choosing and its sole cost and expense. Nastech shall not compromise or settle any such action, investigation, claim or proceeding or make any admission or take any other action that could reasonably be expected to adversely affect any intellectual property rights of Pharmacia, without the prior written consent of Pharmacia, which shall not be unreasonably delayed or withheld.

            (d) The foregoing provisions of this Section 5.3 define all of the obligations of the Parties hereto with respect to Third Party infringements and misappropriations of and challenges to Nastech's exclusive rights under the Nastech Licenses or Third Party challenges to any of the Pharmacia Patents or the validity thereof.

      5.4 Pharmacia Covenant Not to Sue.

            (a) Pharmacia, on behalf of itself and its Affiliates, hereby covenants that, effective as of the Closing: neither Pharmacia nor any of its Affiliates shall, directly or indirectly, alone or in participation with any other Person, seek to enjoin, or file, prosecute or maintain any suit, legal or other action or proceeding for damages or any legal, equitable or other relief against, the Nastech Releasees, or any of them, for infringement of

                  (i) any Patent Rights owned or licensed by Pharmacia or its Affiliates at any time following the Closing; provided, however, that the covenant not to sue reflected in this Section 5.4(a)(i) shall apply solely with respect to activities of the Nastech Releasees in connection with the research, Development, manufacture, use, sale, offer for sale, or importing of the Current Collaboration Product (but not any other Licensed Product) in the Field; and

                  (ii) any claims of any Pharmacia Patents which claim either
(x) the use in the Field of Apomorphine delivered Intranasally (whether used by itself or in combination with any other active ingredient), or (y) a method of treating sexual dysfunction utilizing an agonist for the human Dopamine 2 receptor; provided, however, that the covenants not to sue reflected in this
Section 5.4(a)(ii) shall apply solely with respect to activities of the Nastech Releasees in connection with the research,

Development, manufacture, use, sale, offer for sale, or importing of Licensed Product in the Field.

            (b) In the event that Pharmacia or any of its Affiliates grant, license, assign or transfer to any Third Party exclusive rights to any Patent Rights (x) owned or licensed by Pharmacia or its Affiliates at any time following the Closing that would be infringed by the manufacture, use, importation, sale or offer for sale of the Current Collaboration Product in the Field, or (y) that are subject to the covenant set forth in Section 5.4(a)(ii), such grant, license, assignment or transfer of rights shall be only upon the condition that the Third Party executes a written agreement (i) containing covenants not to sue the Nastech Releasees that are no less protective of the Nastech Releasees than the covenants set forth in Section 5.4(a), and (ii) stating that each of the Nastech Releasees shall be a third party beneficiary with respect to such covenants.

            (c) For purposes of this Section 5.4, Pharmacia's "Affiliates" shall be limited to Pharmacia's Affiliates as they exist immediately prior to the Closing. For clarity, it is understood that the covenants not to sue reflected in Section 5.4(a)(ii) do not apply to (x) any Patent Rights claiming inventions conceived following the Closing by one or more employees, consultants or agents of Pharmacia or any of its Affiliates, or (y) any claims of any Patent Rights owned or licensed by Pharmacia or its Affiliates other than those claims that are expressly described in such Section.

            (d) With respect to any Third Party Patent Rights that are included in the Patent Rights that are subject to the covenants not to sue reflected in
Section 5.4(a), it is understood that the provisions of Section 5.4 shall not apply with respect to any suit, legal or other action or proceeding initiated by a Third Party for infringement of such Third Party Patent Right to the extent that Pharmacia or its Affiliates do not have the right to control the prosecution of such suit, legal or other action or proceeding; provided, however, that Pharmacia and its Affiliates shall not actively induce any Third Party to seek, or enter into a collusive agreement, to enjoin, or file, prosecute or maintain any suit, legal or other action or proceeding for damages or any legal, equitable or other relief against, the Nastech Releasees, or any of them, for infringement of any such Third Party Patent Right; and provided further that Pharmacia and its Affiliates will not assist or participate in any such suit, legal or other action or proceeding except to the extent required by law or the terms of any contract or other agreement related to such Third Party Patent Rights.

      5.5 Pfizer Covenant Not to Sue. Pharmacia shall provide to Nastech a covenant not to sue from Pfizer substantively in the form of Schedule 5.5.

      5.6 Improvements. Nastech shall have and enjoy all right, title and interest in and to all improvements made by or on behalf of Nastech (either alone or by or in conjunction with Persons other than Pharmacia or its Affiliates), to any discoveries, inventions or other subject matter included in or comprised by the Pharmacia Technology licensed to Nastech pursuant to Section 5.1, including all Patent Rights claiming such improvements.

      5.7 No Implied Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest or other right, title or interest in or to the Patent Rights or other intellectual property or Confidential Information of the other Party hereto or its Affiliates (which term shall in the case of Pharmacia include, following the Closing, Pfizer), including items Controlled or developed by such other Party or such Affiliates, or delivered by such other Party to such Party, at any time pursuant to this Agreement.

      5.8 Indemnification.

      (a) Nastech shall indemnify, defend and hold harmless Pharmacia, its Affiliates and each of their respective officers, directors, employees and shareholders from and against any and all claims, demands, suits, causes of action, losses, damages, judgments and costs and expenses (including reasonable attorneys' fees) arising out of (i) the research, Development, manufacture, use, sale, importation or exportation of Licensed Product by or on behalf of Nastech or any of its Affiliates, licensees or sublicensees following the Closing, or (ii) the use by Nastech, its Affiliates, licensees or sublicenses of any information or materials that Pharmacia had the right to and did, in fact, provide to Nastech pursuant to this Agreement.

      (b) Pharmacia shall defend the Nastech Releasees, and each of them, from and against any and all Third Party claims, suits, or causes of action to the extent that any of them allege that the exercise of rights under the Nastech Licenses in accordance with Section 5.1 violates or misappropriates rights of such Third Party to practice in the Field the Pharmacia Technology subject to such Nastech Licenses which had been granted by Pharmacia or its Affiliates to such Third Party, and Pharmacia shall indemnify and hold harmless the Nastech Releasees, and each of them, against any losses, damages, judgments and costs and expenses (including reasonable attorneys' fees) to the extent arising out of any such claims, suits, or causes of action.

      5.9 Third Party Royalties. Nastech shall be solely responsible for paying any royalties, fees or other consideration that Pharmacia or its Affiliates may be obligated to pay to a Third Party in respect of the Nastech Licenses or the covenants not to sue that are granted (or may be granted) to Nastech pursuant to Sections 5.4 and 5.5 of this Agreement. Such royalties will be paid to Pharmacia not later than 45 days following the end of each calendar quarter after the First Commercial Sale (as such term is defined in the Collaboration and License Agreement), and each such payment shall be accompanied by a written report showing the period to which such payment applies, the amount billed to Third Parties for Licensed Products during such calendar quarter, the total net sales from the period and the royalties due on such net sales, or such other information as may be required by the applicable Third Party licensor. In the event that there are any Third Party Patent Rights that fall within the scope of the Nastech Licenses, the Parties shall endeavor to obtain the consent of Pharmacia's licensor to assign to Nastech (or its designee) Pharmacia's rights under the applicable license solely as they relate to Licensed

Products. In the event that the Parties do not obtain such an assignment, Pharmacia shall take appropriate steps to ensure that employees of Pfizer or its Affiliates who are involved in the marketing, promotion or sale of competitive products in the Field shall not have access to any data or other information provided to Pharmacia by Nastech or its licensee with respect to the sale of Licensed Products in the Field.

      5.10 Records; Audits.

            (a) Nastech and its Affiliates shall keep and maintain complete and accurate records and books of account documenting all revenues, expenses and all other data necessary for the calculation of royalties, including any additional data required by a Third Party licensor that is due royalties in respect of the Nastech Licenses. Nastech and its Affiliates shall permit nationally recognized independent accountants retained by Pharmacia, to whom Nastech shall have no reasonable objection, upon reasonable prior written notice, to have access to its and its Affiliates' records and books and premises for the sole purpose of determining the appropriateness of calculation of royalties due under this Agreement for any calendar year ending no more than three years prior to the date of such request. Such examination shall be conducted during regular business hours and no more than once in each calendar year during the term of this Agreement.

            (b) Such audit shall be at Pharmacia's cost and expense; provided that, in the event any such audit reveals that Nastech has underpaid Pharmacia by an amount greater than 5% of the amounts due to Pharmacia in the period being audited, Nastech shall also reimburse Pharmacia for the reasonable out-of-pocket cost and expense of conducting the audit. If any audit reveals an overpayment by Nastech, Pharmacia shall credit the amount of such overpayment to Nastech against the payment of royalties due for the next calendar quarter, with any amount of such overpayment in excess of such royalties carried over as a credit against the payment of royalties due for the succeeding calendar quarter until full credit of such overpayment is given.

      5.11 Disclosure of Pharmacia Know-How. Notwithstanding the licenses granted to Nastech under Section 5.1, it is understood that Pharmacia shall have no obligation to disclose to Nastech or its Affiliates or licensees any Pharmacia Know-How except to the extent expressly required by the provisions of Sections 7.1 or 7.3, and Nastech shall have no right to obtain any Pharmacia Know-How other than that which is expressly required to be disclosed by the provisions of Sections 7.1 or 7.3.

      5.12 Program Inventions. In addition to any other obligations a Party may have under this Agreement or under any provisions of the License Agreement that will survive termination of such agreement in accordance with the provisions of
Section 9.1(a) of this Agreement, each Party shall promptly notify the other in writing of the filing of any patent applications that claim Program Inventions, as well of the issuance of any patents that claim Program Inventions.

                                   ARTICLE 6

                                 CONFIDENTIALITY

      6.1 Discussions with Third Parties. Pharmacia has previously agreed to permit Nastech to contact and disclose to Third Parties Confidential Information of Nastech and certain Confidential Information of Pharmacia for purposes of exploring a potential acquisition, alliance, collaboration, co-development or licensing arrangement to ensure the continued development and prompt commercialization of the Licensed Product in the Field. Following the Execution Date, Nastech shall continue to have the right to contact Third Parties to discuss such a potential acquisition, alliance, collaboration, co-development or licensing arrangement; provided, however, that Nastech shall not execute any agreement in respect of any such arrangement unless the effectiveness of such agreement is expressly conditioned upon the occurrence of the Closing and the termination of the Collaboration and License Agreement pursuant to Section 9.1(a). Nastech may in such discussions disclose to such Third Parties Confidential Information of Nastech, and Confidential Information of Pharmacia relating to the Licensed Product, in each case to the extent Nastech reasonably concludes that such disclosure is necessary to enable such Third Parties to make a sufficient preliminary technical and commercial assessment of the Licensed Product; provided, however, that prior to any such disclosure, such Third Party must enter into with Nastech an agreement (a) imposing upon such Third Party obligations of confidentiality and non-use with respect to such Confidential Information that are substantially the same as those undertaken by Pharmacia and Nastech under the Collaboration and License Agreement and (b) providing that Pharmacia is a third-party beneficiary of such agreement until the Closing occurs, and if the Closing does not occur, indefinitely.

      6.2 Obligations Following the Closing. Upon the Closing, (a) Pharmacia shall promptly collect and return to Nastech or, at Nastech's request, destroy, all documents provided by Nastech that contain Nastech Confidential Information (provided that one copy of such documents may be retained in Pharmacia's confidential legal files for the sole purpose of determining its continuing obligations under Section 11 of the Collaboration and License Agreement), (b) Pharmacia and its Affiliates (which, for clarity, shall include Pfizer and its Affiliates throughout this Section 6.2) shall immediately cease all further use of the Nastech Confidential Information and take all reasonable steps to ensure that none of their employees, agents or Affiliates retain or use Nastech Confidential Information, and (c) Pharmacia shall create a "firewall" to ensure that, for a period of one year following the Closing, those employees or agents of Pharmacia or its Affiliates identified on Schedule 6.2 are not assigned to or otherwise directly involved in any ongoing activities by Pharmacia, its Affiliates, or any of their respective successors or assigns, including Pfizer, in the Development or Commercialization of products (i) in the Field that are directly competitive with the Current Collaboration Product, or (ii) that are comprised or make use of any Licensed Product.

      6.3 Exceptions. The restrictions hereunder not to use or disclose Confidential Information shall not apply to any Confidential Information or part thereof that:

            (a) is or becomes published or otherwise becomes publicly known other than by acts of the Party obligated not to disclose such Confidential Information or its licensees, consultants, contractors or clinical investigators in breach of this Agreement;

            (b) was disclosed to the receiving Party or its Affiliates or licensees by a Third Party, provided that such Confidential Information was not obtained by such Third Party from the disclosing Party under an obligation of confidentiality;

            (c) prior to disclosure under this Agreement, was already in the possession of the receiving Party or its Affiliates or licensees, provided that such Confidential Information was not obtained from the disclosing Party under an obligation of confidentiality;

            (d) can be shown by written documents to have been independently developed by the receiving Party or its Affiliates or licensees without breach of any of the provisions of this Agreement or access to any Confidential Information provided by the disclosing Party; or

            (e) is required to be disclosed by the receiving Party to comply with applicable laws, or with a court or administrative order or the rules of any relevant stock exchange, provided, however, that this Section 6.3(e) shall not permit a Party to disclose the other Party's confidential know-how for the purpose of obtaining Patents Rights.

In the case of a disclosure permitted by Section 6.3(e), the receiving Party shall, if practicable, notify the disclosing Party in writing prior to any such disclosure and use Commercially Reasonable and Diligent Efforts to secure confidential treatment thereof prior to its disclosure (whether by protective order or otherwise).

      6.4 Terms of Agreement. Notwithstanding anything to the contrary in this Agreement, each Party shall be entitled to disclose the terms of this Agreement to its advisors and potential investors or other financing sources, without the consent of the other Party, on the condition that such Persons agree to keep such terms confidential for the same time periods and to the same extent as such Party is required to keep such terms confidential. Each Party shall give the other Party a reasonable opportunity to review all filings with the United States Securities and Exchange Commission or any Stock Exchange describing the terms of this Agreement prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

                                   ARTICLE 7

                             COOPERATION; EMPLOYEES

      7.1 Pharmacia Commercial Development Group. Prior to the Execution Date, Nastech has met with representatives from Pharmacia's Commercial Development group to discuss Pharmacia's views regarding the potential commercial strategy for Licensed Product in the Field, including Pharmacia's views regarding the potential positioning of the Licensed Product vis-a-vis existing products in the Field. In advance of such meeting, Pharmacia has provided to Nastech a copy of the Market Research Report (as defined in Section 7.3(d)). Promptly, but in no event more than three Business Days, after the Execution Date, Pharmacia shall provide to Nastech the due diligence report that Pharmacia completed prior to entering into the Collaboration and License Agreement (the "Due Diligence Report"). Nastech and its licensees shall have the right to use all such documents and information provided pursuant to this Section 7.1 or Section 7.3 in connection with the Development and Commercialization of Licensed Product.

      7.2 New Partner for the Current Collaboration Product. For a period commencing on the Execution Date and ending on the earlier of (a) six months following the date that the IND for the Current Collaboration Product is transferred from Pharmacia to Nastech pursuant to Section 9.1(g), and (b) the date that this Agreement is terminated pursuant to Section 10.1, Pharmacia shall, at Nastech's request, provide reasonable cooperation and assistance to enable Nastech (or its nominee) to assume, with as little disruption as reasonably possible, the Development of the Current Collaboration Product, including reasonable assistance to Nastech in finding a new partner for the Current Collaboration Product. All such cooperation and assistance shall be provided in a timely manner, with regard to the nature of the cooperation or assistance requested, and shall include identifying potential licensees to Nastech (to the extent not already provided), facilitating appropriate introductions of such potential licensees, making Pharmacia employees reasonably available to make presentations, gather relevant data or otherwise respond to due diligence questions raised by potential licensees, and assisting Nastech and its new licensee-collaboration partner with such reasonable technical advice and assistance related to the Development activities undertaken by Pharmacia to date as either may request. Pharmacia shall be responsible for all of its out-of-pocket expenses in rendering such cooperation and assistance, up to a total amount of $15,000, and all out-of-pocket expenses reasonably incurred by Pharmacia in excess of such amount shall be reimbursed by Nastech to Pharmacia, subject to Nastech's prior approval of the expenditure. Except as expressly provided in this Section 7.2, Pharmacia's obligations reflected in this Section shall not require it to incur any unreimbursed out-of-pocket expenses or require it to undertake any additional activities related to the Development of the Licensed Product.

      7.3 Transfer of Information. Promptly following the Closing, Pharmacia shall transfer to Nastech a copy of all information in its, or any of its Affiliates' (which for clarity shall not include Pfizer or any of its Affiliates as they exist immediately prior to the Closing), possession or control immediately prior to the Closing that has not previously been delivered to Nastech and that relates to the Current Collaboration Product and is reasonably necessary or desirable for the continued Development or Commercialization of such Current Collaboration Product, including all such internally- or externally-generated information:

            (a) described in Schedule 7.3;

            (b) contained in Pharmacia's regulatory or safety databases;

            (c) comprising or relating to the Global Development Plan or Commercialization projections, plan, plans or strategies for the Current Collaboration Product, including sales forecasts, selling strategies, marketing plans (including sales force strategy), publication strategies and proposed consultant panel;

            (d) comprising Pharmacia's Due Diligence Report; and

            (e) comprising or relating to marketing research which it conducted (or caused to be conducted) relating to the Current Collaboration Product (the "Market Research Report"); provided, however, that in the case of the Due Diligence Report and the Market Research Report Pharmacia shall be entitled to redact any information contained therein which relates to proprietary Pharmacia products or to a Third Party's products that was obtained by Pharmacia subject to confidentiality obligations to such Third Party.

Commencing on the Execution Date and for a period of three (3) months following the Closing, Pharmacia shall, at Nastech's request, continue to make available any of its then current employees who had been engaged in the development or Commercialization of the Current Collaboration Product for interview by Nastech with respect to the information and materials to be provided pursuant to Section
7.1 or this Section 7.3. Pharmacia shall bear the costs incurred in fulfilling the foregoing requirement, save for reasonable out of pocket expenses (such as for travel and lodging), which shall be reimbursed to Pharmacia by Nastech. For clarity, it is understood that, except as set forth in Section 7.1, Pharmacia is only obligated to transfer to Nastech information that is specific to Licensed Products, and is not obligated to transfer to Nastech any information related to the Field generally or to other products in the Field. It is also understood that Pharmacia is only required to transfer to Nastech data and information that has been generated during the course of its research and Development of the Current Collaboration Product. All information and materials to be provided to Nastech pursuant to this Section 7.3 shall be provided in the format currently maintained by Pharmacia. Pharmacia represents and warrants to Nastech that it has the right to provide such information and materials to Nastech, and Nastech acknowledges that such information and materials are being provided to Nastech "as is" and subject to the provisions of Section 2.3

      7.4 Solicitation of Employees; Confidentiality. Upon and following the Execution Date, Nastech shall have the right to solicit for employment those employees of Pharmacia and its Affiliates involved in the Development or Commercialization of Collaboration Product; provided, however, that Nastech shall not, without the prior written consent of Pharmacia, hire or commit to hire any such employee unless and until the Closing occurs. In the event that the Closing occurs, Pharmacia shall release any such employees hired by Nastech, its Affiliates, or their respective Collaboration Partners (as herein defined) from all confidentiality and non-compete obligations owed to Pharmacia that would otherwise restrict such employees from using, in the course of their employment with Nastech, its Affiliates, or their respective partners in any acquisition, alliance, collaboration, co-development or licensing arrangement for the research,

Development and Commercialization of Licensed Product in the Field ("Collaboration Partners"), Pharmacia Confidential Information relating to the Licensed Product or their general knowledge and experience in the Field; provided, however, that such release shall not apply to any Pharmacia Confidential Information relating to Pharmacia products (other than the Licensed Products) or Third Party products in the Field. Pharmacia shall not sue Nastech or its Affiliates or any of their respective Collaboration Partners for any disclosure or use of Pharmacia Confidential Information by such employees that is permitted as a result of the release set forth in this Section 7.4.

      7.5 Nastech's Right to Disclose Certain Pharmacia Confidential Information. In addition to the provisions of Section 6.1 Nastech shall have the right to disclose Pharmacia Confidential Information relating to the Licensed Product

      (a) to its Affiliates, Collaboration Partners, and any of Nastech's, its Affiliates' or Collaboration Partners' licensees, sublicensees, consultants, outside contractors or clinical investigators, for purposes of use in the research, Development and Commercialization of Licensed Product in the Field; and


      (b) to Regulatory Authorities and other Third Parties to the extent that such disclosure is reasonably necessary to obtain authorizations to conduct clinical trials or to file and maintain Regulatory Approvals or Commercialize Licensed Product.

      7.6 Third Party Review. The Parties agree to retain a mutually acceptable, independent Third Party who shall be responsible for reviewing Pharmacia's lab notebooks and other relevant records that are likely to contain data and other information that is required to be disclosed to Nastech pursuant to Sections 7.1 or 7.3. The sole purpose of such review shall be to ensure Pharmacia's compliance with such Sections. As a condition to initiating its review, the Third Party shall be required to sign a confidentiality and non-use agreement with Pharmacia with respect to any data or other information learned or discovered by it during the course of its review, as well as agree that it shall not disclose to Nastech any such data or information except to the extent necessary to ensure Pharmacia's compliance with the provisions of Sections 7.1 and 7.3 of this Agreement. The costs and expenses related to such Third Party review shall be borne by Pharmacia.

                                   ARTICLE 8

                                CERTAIN COVENANTS

      8.1 Certain Waivers. From the Execution Date until the termination of this Agreement pursuant to Section 10.1:

            (a) In connection with the Merger (but not any other merger, consolidation or other corporate transaction involving Pharmacia or its Affiliates), Pharmacia waives its right to assign the Collaboration and License Agreement to a Third Party pursuant to section 17.6 thereof;

            (b) in furtherance and not in limitation of Nastech's waiver set forth in Section 8.1(c), Nastech waives its right to terminate the Collaboration and License Agreement pursuant to section 17.7 thereof as a result of the Merger (but not any other merger, consolidation or other corporate transaction involving Pharmacia or its Affiliates),; and

            (c) each of Pharmacia and Nastech waives its right to terminate the Collaboration and License Agreement or the Supply Agreement or both, except as otherwise provided pursuant to Section 9.1.

      8.2 Maintenance of Rights.

            (a) From the Execution Date until the transfer of the INDs pursuant to Section 9.1(g) or the termination of this Agreement pursuant to Section 10.1, Pharmacia and its Affiliates, at their own cost, shall retain, free of any lien or encumbrance, all of their right, title and interest in and to all Pharmacia Patents to the extent licensed to Nastech pursuant to Section 5.1, and all INDs and regulatory filings and rights related to Collaboration Product. Following the Execution Date, Pharmacia and its Affiliates (which, for the purpose of clarity, shall following the Closing include Pfizer and its Affiliates) shall
(i) maintain or cause their successors, assignees and other transferees to maintain, at their own cost, all of their right, title and interest in and to all Pharmacia Patents, if any, licensed under the Nastech Licenses, free of any liens or encumbrances and subject to the rights and licenses granted under the Nastech Licenses, and (ii) use Commercially Reasonable and Diligent Efforts to prosecute and maintain or cause their successors, assignees and other transferees to maintain, at their own cost, all Patent Rights, if any, licensed under the Nastech Licenses which cover the Current Collaboration Product and for which patent applications have been filed as of the Closing; provided, however, that Pharmacia's obligations pursuant to clauses (i) and (ii) of this Section 8.2(a) shall only apply to the extent of Nastech's exclusive rights under the Nastech Licenses.

            (b) Pharmacia shall keep Nastech reasonably informed with regard to the status of Pharmacia Patents that cover the Current Collaboration Product, shall promptly deliver or have delivered to Nastech copies of all patent applications, amendments, related correspondence, and documents concerning such Pharmacia Patents, and shall notify Nastech of the issuance of each patent included within such Pharmacia Patents, giving the date of issue and patent number for each such patent.

            (c) If Pharmacia elects not to pursue the initial filing of a potential patent application that claims a Program Invention or support the continued prosecution or international protection of a patent application which claims a Program Invention, Pharmacia shall notify Nastech promptly in writing and, for patent applications scheduled for international filing, prior to sixty (60) days before the date required for the convention year filing of such patent application or any other deadline date by which an action must be taken to establish or preserve a right with respect to such patent application. Nastech shall then have the right, but not the obligation, to pursue the filing or support the continued prosecution or protection in any country of such patent application, at its sole cost and expense. If Nastech elects to pursue such filing or continue such support, then it shall notify Pharmacia of such election, and Pharmacia shall promptly assign to Nastech, without consideration, all of its right, title and interest in such patent application. It is understood that Nastech's rights under this Section 8.2(c) shall be in addition to any rights it may have under Section 10.5(d) of the License Agreement.

      8.3 Certificate of Compliance. No later than 15 days following the end of the period expiring six months following the Closing, Pharmacia shall, upon the request of Nastech, provide Nastech with a certificate of a duly authorized executive officer certifying that Pharmacia is in compliance with the provisions of this Agreement.

      8.4 Disposal of Shares. Effective as of the Closing, Pharmacia shall use its commercially reasonable efforts to dispose of, in one transaction or in series of transactions, all of the shares of capital stock of Nastech owned by Pharmacia to a Third Party that does not have any officers or directors in common with Pharmacia, prior to the later of (a) the fourth anniversary of the date on which the Closing occurs and (b) the date that the FDA approves the marketing of the first Licensed Product in the Field in the United States. Such disposition shall be made in accordance with the following provisions:

            (a) In the event that Pharmacia wishes to sell any of its shares of Nastech capital stock on the open market without registration under the Securities Act of 1933, as amended (the "Act"), Pharmacia shall ensure that its sales of such stock shall be consistent with the volume limitations of Rule 144(e)(i), notwithstanding the termination of such volume limitations pursuant to the provisions of Rule 144(k) under the Act. It is understood that the restriction set forth in this Section 8.4(a) shall continue to apply so long as Pharmacia or its Affiliates continues to hold any Nastech stock.

            (b) The Registration Rights Agreement between Pharmacia and Nastech dated February 1, 2002 (the "Registration Rights Agreement") shall be amended to provide that if Pharmacia desires to sell any of its Nastech shares held as of the Execution Date pursuant to a "Demand Registration" (as defined in Section 2(a) of the Registration Rights Agreement), it shall give Nastech written notice of such proposed sale with an option to purchase all (but not less than all) of the shares to be sold, or to arrange for them to be purchased by a Third Party, during the five (5) Business Days after giving of such notice (the "Option Period"). The notice shall include the information specified in Section 2(a) of the Registration Rights Agreement. The exercise price of the option ("Exercise Price") shall be at a six percent (6%) discount to the average market price (mean between closing high bid and low ask quoted on the Nasdaq National Market or such other market on which shares of Nastech common stock are then regularly traded) for the ten trading days preceding the date of giving the notice. If prior to the expiration of the Option Period Nastech has not notified Pharmacia in writing of its election to purchase all (but not less than all) of the shares being offered at the Exercise Price or has not provided Pharmacia with a written, unconditional undertaking by a Third Party to purchase all (but not less than all) of the shares being offered at the Exercise Price, Pharmacia shall be free to sell the shares. The expiration of the Option Period shall be deemed the date of Pharmacia's request for registration under said Section 2(a) of the Registration Rights Agreement, and the registration process shall proceed in accordance with the provisions of the Registration Rights Agreement. If the option specified in this Section 8.4(b) is timely exercised, the purchase price shall be paid and the shares shall be delivered not later than five Business Days after the date of exercise. For clarity, nothing contained herein shall preclude Nastech from offering to purchase, or arranging for a Third Party to offer to purchase, less than all of the shares Pharmacia desires to sell, but Pharmacia shall not be obligated to sell any of such shares unless the option is exercised as to all the shares.

      8.5 Non-Compete. In the event that the Closing occurs, neither Pharmacia nor its Affiliates shall, for a period of one year immediately following the Closing, Develop or Commercialize a Licensed Product in the Field, either alone or with one or more Third Parties.

      8.6 Limitations on Actions as a Shareholder. Following the Closing, Pharmacia and its Affiliates shall not, directly or indirectly:

            (a) exercise dominion or control over, or otherwise seek to influence, the management, direction or supervision of the business of Nastech, including, but not limited to, any participation in the formulation, determination or direction of any business decisions of Nastech;

            (b) propose corporate action requiring the approval of Nastech shareholders;

            (c) nominate candidates for, or in any other way seek to obtain or obtain representation on, the Board of Directors of Nastech;

            (d) have any of their directors, officers or employees serve simultaneously as an officer or director of Nastech;

            (e) exercise any voting rights attached to any shares of Nastech capital stock held by it; provided, however, that in any matter to be voted on by the shareholders of Nastech, Pharmacia shall be deemed to have cast the votes related to their shares in an amount and manner proportional to the vote of all other votes cast by other Nastech shareholders entitled to vote on such matter;

            (f) seek access to any confidential, proprietary, or other non-public information of Nastech relating to the research or development of Licensed Product and not otherwise necessary to comply with its obligations or exercise its rights under this Agreement or the License Agreement; provided, however, that this shall not be construed to (x) apply to any such information in the possession of Pharmacia or its Affiliates as of the Closing, or (y) prohibit Pharmacia or its Affiliates from seeking or obtaining discovery in any litigation or other proceeding to resolve a claim between Pharmacia or its Affiliates and Nastech in accordance with the procedures of the forum before which the dispute is pending. With respect to any such discovery, Pharmacia shall enter into a protective order to prevent any information from being used for any purpose other than providing legal representation or evidence as to the particular dispute and to prevent any information from being disclosed to any person(s) not necessary to the resolution of such dispute; or

            (g) take any action or omit to take any action in a manner that would be incompatible with the status of Pharmacia as passive investors in Nastech.

The requirements of this Section 8.6 shall continue and remain in effect so long as Pharmacia or its Affiliates continue to own any shares of Nastech capital stock.

                                   ARTICLE 9

                                   THE CLOSING

      9.1 Effects of the Closing. Effective immediately upon the Closing, and without limitation of Nastech's hereby acknowledged right to retain the entire amount of all license fees, milestone fees and other amounts paid to it pursuant to the Collaboration and License Agreement or Supply Agreement:

            (a) Collaboration and License and Supply Agreements. (i) The Collaboration and License Agreement and the Supply Agreement shall each terminate without any action on the part of either Party hereto and each shall be deemed to have been terminated by the mutual agreement of the parties thereto, (ii) except for their rights and obligations under Sections 9.5; 10.2(a); 10.2(b) and 10.2(c); 10.4 [only with respect to Pharmacia's obligations and Nastech's obligations regarding Program Inventions conceived jointly by Pharmacia and Nastech employees]; 10.5 [except that any decision required to be made pursuant to such section shall be made by the mutual agreement of the Parties and not by the Development Oversight Committee (as such term is defined in the Collaboration and License Agreement]; 10.9; 11.1; 11.3; 11.4; 11.5and
11.6 [in each of 11.5 and 11.6 only with respect to Pharmacia's obligations]; 11.7; 11.8; 15.1(a)(iii) (but only with respect to injuries which occur prior to Closing), 15.1(b)(iii) (but only with respect to injuries which occur prior to Closing); 15.2; 17.1; 17.10; 17.11; 17:12 (first two sentences only); 17.13;
17.14; 17.15; and 17.17 of the Collaboration and License Agreement and Articles 9 and 10 (but in the case of Article 10, only with respect to claims, events and other matters occurring or accruing prior to Closing); and Sections 4.5; 4.6; [7.1 and 7.2 (only for purposes of indemnification pursuant to Article 10);] 12.1; 12.3; 12.7 (first two sentences only); 12.8; 12.9 and 12.10 of the Supply Agreement, each of which provisions of the Collaboration and License Agreement or Supply Agreement shall survive such termination except to the extent inconsistent or in conflict with the provisions hereof (in which event, the provisions of this Agreement shall govern), the Parties shall have no future rights or obligations under the Collaboration and

License Agreement and the Supply Agreement, notwithstanding anything to the contrary contained therein, and (iii) the Parties shall, except for Third-Party indemnification obligations which shall survive termination pursuant to Section 9.1(a)(ii), be released from all liabilities under such agreements pursuant to
Section 9.1(ii). For purposes of illustration and not limitation, the provisions of Section 11.1 of the Collaboration and License Agreement and Article 9 of the Supply Agreement shall not survive the termination of those agreements pursuant this Section to the extent that they are inconsistent or in conflict with
Section 6.1, 6.2, 7.1, 7.3, 7.4 or any other provision hereof. For clarity, unless and until the Collaboration and License Agreement or the Supply Agreement are terminated in accordance with the provisions of this Section 9.1(a), the provisions of such agreements shall remain in full force and effect except as expressly modified by the terms of this Agreement.

            (b) Licenses. In furtherance and not limitation of Section 9.1(a), all rights and licenses of Pharmacia and its Affiliates granted Pharmacia pursuant to sections 2.1 and 2.2 of the Collaboration and License Agreement shall terminate, and all of Pharmacia's and its Affiliates' right, title and interest in and to the Nastech Technology shall revert to Nastech, without any action on the part of either Party hereto.

            (c) CRO Agreement. All of Pharmacia's rights and obligations under the CRO Agreement shall terminate without any action on the part of either Party hereto or the CRO, and Nastech shall succeed to and assume all of Pharmacia's rights under the CRO Agreement, as well as all its liabilities and obligations for (i) payments due under the CRO Agreement, whether accruing prior to or following the Closing, and (ii) costs and expenses that accrue after the Closing and relate to the Development of Licensed Products in the Field by or on behalf of Nastech.

            (d) Special Account. Nastech shall be entitled to retain the entire amount of any funds then remaining in the Special Account, together with any interest accrued thereon, and Pharmacia shall, without any action on the part of either Party, unconditionally and irrevocably release and surrender all of its rights respecting the Special Account, including its supervisory right set forth in Section 3.2(b).

            (e) Divestiture Payment. Nastech shall be entitled to retain the entire amount of the Divestiture Payment, together with any interest accrued thereon, and Pharmacia shall have no entitlement to any credit with respect thereto.

            (f) Nastech Licenses. The Nastech Licenses granted pursuant to
Article 5 shall become effective without any action on the part of either Party.

            (g) Regulatory Filings and Approvals. The Parties hereto shall promptly file with the FDA and all other relevant Regulatory Authorities all information required in order to transfer to Nastech all foreign and domestic regulatory filings and Regulatory Approvals, including all INDs, if any, that relate to Collaboration Product. Pharmacia shall file the information required of a former owner, and Nastech shall file the information required of a new owner, in each case at such Party's own expense.

            (h) No Other Effects. For the purpose of clarity, the Parties hereto acknowledge and agree that, as between Pharmacia and Nastech, the Closing shall have no effects other than those specified in this Agreement. Without limiting the generality of the immediately preceding sentence, that certain Registration Rights Agreement shall remain in full force and effect in accordance with its terms.

            (i) Releases. Each Party shall promptly execute and deliver to the other Party a release in the form hereto annexed as Schedule 9.1(i)(A) or 9.1(i)(B), as appropriate, each of which shall be dated as of, and apply to claims, events and other matters occurring or accruing prior to, the Closing, in accordance with its terms.

                                   ARTICLE 10

                                   TERMINATION

      10.1 Termination of Agreement. This Agreement shall, without any action on the part of either Party hereto, immediately terminate in the event that Pharmacia or Pfizer publicly announce that the Merger Agreement has been terminated or the Merger has been otherwise abandoned.

      10.2 Effects of Termination. In the event that this Agreement is terminated pursuant to Section 10.1:

            (a) Special Account. Nastech shall promptly, and in any event within three (3)Business Days following such termination, return to Pharmacia all amounts remaining in the Special Account, together with all interest accrued thereon, less the amount of any payments in respect of Milestone Events that have become due since the Execution Date pursuant to section 8.3 of the Collaboration and License Agreement but which have not been paid to Nastech as a result of the suspension of Pharmacia's payment obligations pursuant to Section
4.2 (other than the payment in respect of the first Milestone Event listed in section 8.3(b) of the Collaboration and License Agreement, which payment is included in the Divestiture Payment).

            (b) Divestiture Payment. Nastech shall be entitled to retain the Divestiture Payment, together with all interest accrued thereon, and Pharmacia shall be entitled to credit $5,000,000 of the Divestiture Payment against any payments in respect of Milestone Events due to Nastech pursuant to the Collaboration and License Agreement following the termination of this Agreement; provided, however, that such credit shall in no event cause any payment in respect of any given Milestone Event to be reduced to less than 50% of the amount that would otherwise be payable to Nastech pursuant to the Collaboration and License Agreement; and provided, further, that any portion of such $5,000,000 that is not credited to any payment due to the immediately preceding proviso may be credited to subsequent payments in respect of Milestone Events that may become due pursuant to the Collaboration and License Agreement.

            (c) Impact on Nastech Licenses. Neither the Nastech Licenses nor any of the other rights granted to Nastech under Article 5 hereof shall become effective.

            (d) Termination of Discussion Rights. Nastech's rights under Section
6.1 shall automatically terminate.

                                   ARTICLE 11

                                  MISCELLANEOUS

      11.1 Press Release and Public Announcement. Neither Party hereto may issue any press release or make any public announcement in respect of this Agreement except to the extent required by law or stock exchange or self-regulatory organization regulation or rule or as provided in this Section 11.1. Each Party hereto may issue a press release describing the key terms of this Agreement, including the key financial terms, the role of the Merger and the Consent Decree as catalysts for this Agreement, Pharmacia's assistance to Nastech in finding a new collaboration partner, and such other terms that are necessary to convey to Third Parties that, but for the Merger, product development would be progressing forthwith. Upon the request of Nastech, Pharmacia shall provide a quote from one of its senior management employees to the effect that the divestiture is not being made because of any scientific or efficacy issues with respect to the Collaboration Products, but rather because of requirements imposed by the FTC in the course of its review of the proposed Merger and Nastech's ability and willingness to rapidly take on the Development and Commercialization of Licensed Products. Nastech may use such quote in its press release. The content of each Party's press release shall be reasonably acceptable to the other Party hereto and acceptable to the FTC. The timing of such releases shall be mutually agreed by the Parties.

      11.2 Further Assurances. From time to time after the Execution Date, each Party hereto shall, without further consideration, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments as may be reasonably requested by the other Party hereto in connection with this Agreement and take such action as may be reasonably necessary or desirable to effect the provisions of this Agreement, including the regulatory transfers and filings contemplated by Section 9.1(g), in the most expeditious manner practicable.

      11.3 Notices. Any consent or notice required or permitted to be given or made under this Agreement, the Collaboration and License Agreement or Supply Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier), by a next Business Day delivery service of a nationally recognized overnight courier service or by courier, postage prepaid (where applicable), addressed to such other Party at its address or facsimile number indicated below, or to such other address or facsimile number as the addressee shall have last furnished in writing to the addressor in accordance with this Section 11.3, and shall be effective upon receipt by the addressee.

         If to Nastech:

                  Nastech Pharmaceutical Company, Inc.
                  3450 Monte Villa Parkway
                  Bothell, Washington 98021
                  Attention:  Office of the President
                  Facsimile No.:  425-908-3650

         If to Pharmacia:

                  Pharmacia & Upjohn Company
                  100 Route 206 North
                  Peapack, New Jersey 07977
                  Attention: Vice President and Associate General Counsel Facsimile No.: 908-901-1863

         with a copy to:

                  Pharmacia & Upjohn Company
                  100 Route 206 North
                  Peapack, New Jersey  07977
                  Attention:  Senior Vice President - Global Licensing
                  Facsimile:  908-901-1813

      11.4 Governing Law. This Agreement, the Collaboration and License Agreement and Supply Agreement shall be governed and interpreted in all respects under the laws of the State of New York, without regard to principles of conflict of laws, except matters of intellectual property law, which shall be determined in accordance with the intellectual property laws relevant to the intellectual property in question. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement, the Collaboration and License Agreement and Supply Agreement, or any subject matter of any of them. Except as expressly provided in this Section
11.4 with respect to interim equitable relief, any action or proceeding arising out of or relating to this Agreement, the surviving terms of the Collaboration and License Agreement and Supply Agreement, or any of the transactions contemplated by any of them, shall be brought exclusively in the courts of the State of New York, or the United States District Court for the Southern District of New York, located in the Borough of Manhattan, City of New York, and the respective appellate courts with respect thereto, and the Parties hereto hereby irrevocably consent to the personal jurisdiction and venue of the foregoing courts with respect to all such actions and proceedings and waive all defenses to the extent that they are inconsistent with the terms of this Section 11.4. Each Party hereto hereby further irrevocably waives, to the fullest extent permitted by applicable law, all rights to trial by jury in any such action or proceeding, whether based upon contract, statute, tort or otherwise. The Parties hereto hereby acknowledge that a breach of its obligations hereunder or of any surviving obligations under the Collaboration and License Agreement or Supply Agreement may cause irreparable harm and that damages as a remedy for any such breach may be inadequate. The Parties hereto hereby agree that, in the event of any such breach, in addition to all other available remedies under this Agreement (which, except as and to the extent otherwise expressly herein provided, shall be cumulative and not exclusive of any rights or other remedies in equity or in law), the non-breaching Party shall have the right to seek interim equitable relief in an appropriate forum to enforce such obligations.

      11.5 Rights in Bankruptcy. The Nastech Licenses are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, 11 U.S.C. Section 101 et seq., licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code and the Licensed Products are, and shall otherwise be deemed to be, "embodiment[s]" of "intellectual property" for purposes of same. Nastech shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction. Without limiting the generality of the foregoing, Pharmacia acknowledges that the Nastech Licenses shall not be affected by Pharmacia's or any of its Affiliates' rejection of this Agreement in bankruptcy, and shall continue subject to the terms and conditions of this Agreement. Upon the bankruptcy of Pharmacia or any of its Affiliates, Nastech (or any such other grantee hereunder, as appropriate) shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any Pharmacia Technology licensed under the Nastech Licenses, and such, if not already in its possession, shall be promptly delivered to Nastech (or any such other grantee hereunder, as appropriate) unless Pharmacia elects to continue, and continues, to perform all of its obligations under this Agreement.

      11.6 Successors and Assigns. Neither Party hereto may assign this Agreement, or the Collaboration and License Agreement or Supply Agreement (to the extent that any provisions of either of them survive pursuant to Section 9.1(a) hereof), or any rights or obligations under any of the foregoing agreements, without the prior written consent of the other Party, except that Nastech may assign all the foregoing agreements in connection with the sale of all or substantially all of its assets relating to Licensed Product in the Field (including any transfer by operation of law in connection with a merger or consolidation involving Nastech) and Pharmacia may assign all the foregoing agreements to an Affiliate (provided that Pharmacia guarantees the performance of such Affiliate thereunder). This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns, and, except as otherwise expressly stated in this Agreement, the obligations of Pharmacia hereunder shall extend to its Affiliates (and their respective successors and permitted assigns), for whose acts and omissions Pharmacia shall be responsible as if committed by Pharmacia itself.

      11.7 Other Agreements. In the event of a conflict between the terms of this Agreement and any terms of the Collaboration and License Agreement, the Supply Agreement, the Investment Agreement or the Registration Rights Agreement, the terms of this Agreement shall control. Except as expressly modified or terminated by the terms of this Agreement, the terms of such agreements shall continue (as is or, if so modified, as so modified) in full force and effect. Without limiting the generality of the foregoing, it is agreed that until the Collaboration and License Agreement is so terminated, the Parties' diligence obligations under such agreement shall remain in effect.

      11.8 Severability. If for any reason any provision of this Agreement, or any surviving provision of the Collaboration and License Agreement or Supply Agreement, is held to be void, invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such provision shall not affect the other provisions of such agreement, but shall be reformed or deemed restated to the extent necessary to render it enforceable, preserving to the fullest extent permissible the original contractual intent of the Parties in entering into such agreement. Such provision, as reformed or restated, and all other provisions of this Agreement, and all other surviving provisions of the Collaboration and License Agreement or Supply Agreement, shall remain in full force and effect.

      11.9 Survival. Upon termination of this Agreement for any reason, except as specifically provided herein to the contrary, all rights and obligations of the Parties under this Agreement shall cease; provided, however, the provisions of Sections 11.1, 11.4, 11.12, 11.13 and Article 10 shall survive termination.

      11.10 Waiver. No delay or omission by either Party in enforcing or requiring observance of any of the provisions of this Agreement shall impair the rights of such Party or be construed as a waiver of such provision or of any other provision hereof. No waiver of any of the provisions hereof shall be valid unless in writing and signed by the Party against which such waiver is sought to be enforced. Such waiver shall be effective only in the specific instance and for the specific purpose for which it is given and shall not affect the right of the Party granting such waiver from thereafter requiring strict compliance with all the terms and conditions of this Agreement.

      11.11 Independent Contractors. The Parties are and shall remain independent contractors with respect to all performance rendered pursuant to this Agreement. Neither Party nor any employee of either of them shall be considered the principal, agent, employer, employee, master, servant, joint venturer, or partner of the other for any purpose by reason of this Agreement. Neither Party nor any of their respective employees shall have any power or authority, express or implied, to bind or make commitments on behalf of the other Party for any purpose and shall not hold itself or themselves out as having such authority. Subject to the provisions of Section 5.8, each Party shall bear full responsibility for its actions, errors and omissions that relate to this Agreement (including any such actions, errors or omissions of such Party's personnel or of any other Person employed or engaged by it or for whose actions it may be liable), and shall have sole responsibility for the supervision, direction and control, payment and benefits of its personnel and such other Persons.

      11.12 Expenses. Except as otherwise expressly provided herein, each Party hereto shall bear its own costs and expenses in connection with the negotiation, execution, delivery and performance of this Agreement.

      11.13 Whole Agreement. This Agreement contains the entire agreement between Nastech and Pharmacia with respect to the subject matter hereof and supersedes all prior agreements, negotiations, representations and proposals, written or oral, relating to its subject matter. This Agreement can only be modified by written agreement signed by authorized representatives of both Parties. Each Party acknowledges that in entering into this Agreement it has not relied on any representation, warranty, collateral contract or other assurance (except those expressly set out in this Agreement) made by or on behalf of the other Party before the first Party's signature and delivery of this Agreement. Each Party waives all rights and remedies which, but for this Section, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

      11.14 FTC Approval. All terms and conditions of this Agreement shall be subject to FTC and European Commission approval and the substitution or addition of such modified or other terms and conditions as the FTC and the European Commission may require. Each Party hereby agrees to accept such changes to this Agreement as shall be required by the FTC or the European Commission and to execute promptly an appropriate amendment to this Agreement to reflect such required changes.

      11.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                            [Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the Execution Date.

                               PHARMACIA & UPJOHN COMPANY

                               By: /s/ Fred Hassan
                                   ---------------------------------------------
                               Name:    Fred Hassan
                               Title:   Chairman and Chief Executive Officer

                               NASTECH PHARMACEUTICAL COMPANY, INC.


                               By: /s/ Steven C. Quay
                                   ---------------------------------------------
                               Name:    Steven C. Quay, M.D., Ph.D.
                               Title:   Chairman, CEO, & President


                     Signature Page to Divestiture Agreement

SCHEDULES

1.1 - Chemical Structure of Apomorpine [omitted]
1.2 - Nastech Patents [omitted]
1.2 - Description of Current Collaboration Product [omitted]
3.1 - Studies [omitted]
3.3 - Transition Activities [omitted]
4.1 - Wire Transfer Instructions [omitted]
5.5 - Covenant Not to Sue by Pfizer
6.2 - Pharmacia Employees Subject to Firewall [omitted]
7.3 - Certain Data and Information to be Provided by Pharmacia [omitted] 9.1(i)(A) - Release by Pharmacia and UpJohn Company [omitted]
9.1(i)(B) - Release by Nastech Pharmaceutical Company [omitted]

The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request. The registrant reserves the right to request confidential treatment of all or any part of any schedules so requested.

                                  SCHEDULE 5.5
                          COVENANT NOT TO SUE BY PFIZER


January 30, 2003


Via Facsimile - 425-908-3650

Nastech Pharmaceutical Company, Inc.
3450 Monte Villa Parkway
Bothell, Washington 98021
Attention:  Office of the President

Ladies and Gentlemen:

This letter is being provided by Pfizer Inc. ("Pfizer") to Nastech Pharmaceutical Company, Inc. ("Nastech") pursuant to Section 5.5 of that certain Divestiture Agreement, dated as of January XX, 2003, by and between Pharmacia & Upjohn Company and Nastech (the "Divestiture Agreement"). Capitalized terms used but not defined herein shall have the meaning provided such terms in the Divestiture Agreement; provided, however, that for purposes of this letter Pfizer's "Affiliates" shall not include Pharmacia or any of its Affiliates (as Pharmacia and such Pharmacia Affiliates exist immediately prior to the Closing).

As an inducement for Nastech to enter into the Divestiture Agreement, Pfizer hereby agrees as follows:

1. Pfizer, on behalf of itself and its Affiliates, hereby covenants that, effective as of the Closing, neither Pfizer nor any of its Affiliates shall, directly or indirectly, alone or in participation with any other Person, seek to enjoin, or file, prosecute or maintain any suit, legal or other action or proceeding for damages or any legal, equitable or other relief against, the Nastech Releasees, or any of them, for infringement of

      (a) any Patent Rights owned or licensed by Pfizer or its Affiliates at any time following the Closing; provided, however, that the covenant not to sue reflected in this Paragraph 1(a) shall apply solely with respect to activities of the Nastech Releasees in connection with the research, Development, manufacture, use, sale, offer for sale, or importing of the Current Collaboration Product (but not any other Licensed Product) in the Field; and

      (b) any claims of any Patent Rights owned or licensed by Pfizer or its Affiliates as of the time immediately prior to the Closing which claim either (x) the use in the Field of Apomorphine delivered Intranasally (whether used by itself or in combination with any other active ingredient), or (y) a method of treating sexual dysfunction utilizing an agonist for the human Dopamine 2 receptor; provided, however, that the covenants not to sue reflected in this Paragraph 1(b) shall apply solely with respect to activities of the Nastech Releasees in connection with the research, Development, manufacture, use, sale, offer for sale, or importing of Licensed Product in the Field.

2. In the event that Pfizer or any of its Affiliates grant, license, assign or transfer to any Third Party exclusive rights to any Patent Rights (x) owned or licensed by Pfizer or its Affiliates at any time following the Closing that would be infringed by the manufacture, use, importation, sale or offer for sale of the Current Collaboration Product in the Field, or
      (y) that are subject to the covenant not to sue set forth in Paragraph 1(b), such grant, license, assignment or transfer of rights shall be only upon the condition that the Third Party executes a written agreement (i) containing a covenant not to sue the Nastech Releasees that is no less protective of the Nastech Releasees than the covenants set forth in Paragraph 1(b), and (ii) stating that each of the Nastech Releasees shall be a third party beneficiary with respect to such covenants.

3 For clarity, it is understood that the covenants not to sue reflected in Paragraph 1(b) do not apply to (x) any Patent Rights claiming inventions conceived following the Closing by one or more employees, consultants or agents of Pfizer or any of its Affiliates, or (y) any claims of any Patent Rights owned or licensed by Pfizer or its Affiliates other than those claims that are expressly described in such Paragraph.

4. With respect to any Third Party Patent Rights that are included in the Patent Rights that are subject to the covenants not to sue reflected in Paragraph 1, it is understood that the provisions of Paragraph 1 shall not apply with respect to any suit, legal or other action or proceeding initiated by a Third Party for infringement of such Third Party Patent Right to the extent that Pfizer or its Affiliates do not have the right to control the prosecution of such suit, legal or other action or proceeding; provided, however, that Pfizer and its Affiliates shall not actively induce any Third Party to seek, or to enter into a collusive agreement, to enjoin, or file, prosecute or maintain any suit, legal or other action or proceeding for damages or any legal, equitable or other relief against, the Nastech Releasees, or any of them, for infringement of any such Third Party Patent Right; and provided further that Pfizer and its Affiliates will not assist or participate in any such suit, legal or other action or proceeding except to the extent required by law or the terms of any contract or other agreement related to such Third Party Patent Rights.

5. It is understood that the undertakings set forth in this letter (including without limitation the covenants not to sue reflected in Paragraph 1) shall not be effective unless and until the Closing occurs. In the event of any termination of the Divestiture Agreement, the undertakings set forth in this letter shall be null and void.

6. The undertakings set forth in this letter shall be governed by and interpreted in all respects under the laws of the State of New York, without regard to its principles of conflicts of laws.

7. The undertakings set forth in this letter represent the entire set of undertakings, obligations and commitments of Pfizer and its Affiliates with respect to the Nastech Releasees regarding the subject matter hereof, and supersedes all prior agreements, negotiations, representations and proposals, written or oral, relating to its subject matter. The undertakings set forth in this letter shall be binding upon Pfizer and its successors and permitted assigns.

                                           Sincerely,

                                           Pfizer Inc.



                                           By:  /s/ Hank McKinnell
                                                --------------------------
                                                    Hank McKinnell
                                                    Chairman and Chief Executive
                                                    Officer